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                                 Exhibit 12.1

     Ratio of Combined Fixed Charges and Preferred Stock Dividends (000's)

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                                                                    For the Year Ended                 For the Ten     For the Year
                                                        -------------------------------------------    Months Ended        Ended
                                                        February 29,    February 28,   February 28,    December 31,     December 31,
                                                           1996            1997           1998             1998             1999
                                                        ------------    ------------   ------------    ------------    -------------
Income (loss) from continuing operations before
  other items .......................................    (43,757)        (95,608)        (196,364)       (492,166)         331,179

Fixed charges and preferred stock dividends:
  Interest, whether expensed or capitalized .........     36,045          79,659          124,288         163,227          399,999
  Preferred stock dividend requirements .............        232           1,221            1,271           1,623           18,392
                                                        ------------    ------------   ------------    ------------    -------------
Total fixed charges and preferred stock dividends ...     36,277          80,880          125,559         164,850          418,391

Adjusted earnings (losses) ..........................     (7,480)        (14,728)         (70,805)       (327,316)         749,570
Fixed charges and preferred stock dividends .........     36,277          80,880          125,559         164,850          418,391
                                                        ------------    ------------   ------------    ------------    -------------
Ratio of earnings to fixed charges and preferred
  stock dividends ...................................        -               -                -               -               1.79
Dollar amount of coverage deficiency ................    (43,757)        (95,608)        (196,364)       (492,166)             -
                                                        ------------    ------------   ------------    ------------    -------------
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